Exhibit 99.2

[Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under Items 1.01 or 7.01 in the Current Report on Form 8-K to which this Exhibit 99.2 is attached and incorporated by reference.]

Upon consummation of the Exchange Offers, in the absence of further successful debt restructuring and/or refinancing, there can be no assurance that DH or its subsidiaries responsible for the Roseton and Danskammer lease obligations will have sufficient resources to pay existing indebtedness and, as a result, may become the subject of a voluntary or involuntary bankruptcy case. If the Exchange Offers are not successfully completed or not subscribed for in full, this risk will increase.

DH will remain highly leveraged following consummation of the Exchange Offers as the issuer of any remaining Old Notes and as a guarantor of the lease obligations associated with the Roseton and Danskammer facilities. The new $1,100 million and $600 million credit facilities entered into on August 5, 2011 by Dynegy Power, LLC (“GasCo”) and Dynegy Midwest Generation, LLC (“CoalCo”), respectively, (the “New Credit Facilities”) restrict the ability of GasCo and CoalCo to pay dividends or make other restricted payments. Further, the assets securing the New Credit Facilities are only available for Dynegy Gas Investment Holdings, LLC (“GasCo Intermediate Holdings”) or Dynegy Coal Investments Holdings, LLC (“CoalCo Intermediate Holdings”) and their subsidiaries’ respective creditors (not to Dynegy or any of its other subsidiaries, including DH, or Sithe/Independence Funding Corp. (“Sithe”)).  In the absence of further successful debt restructuring and/or refinancing, there can be no assurance that DH or its subsidiaries responsible for the Roseton and Danskammer lease obligations (i.e., Dynegy Roseton, L.L.C. and Dynegy Danskammer, L.L.C.) will have sufficient resources to pay existing indebtedness, including lease obligations, and, as a result, may become the subject of a voluntary or involuntary bankruptcy case. If the Exchange Offers are not successfully completed or not subscribed for in full, the aforementioned risks may increase.

Dynegy’s undertaking to make payments under certain series of Old Notes does not provide any rights or obligations with respect to any outstanding Old Notes.

On September 1, 2011, Dynegy acquired direct ownership of Dynegy Coal Holdco, LLC (“Coal Holdco”), the indirect parent of CoalCo.  In connection with the transfer, fair value was provided to Coal Holdco’s former direct parent, Dynegy Gas Investments, LLC (“DGI”) through Dynegy’s issuance of an undertaking to make certain specified payments over time which coincide in timing and amount to the payments of principal and interest that DH is obligated to make under a portion of its $1.1 billion of 7.75% Senior Unsecured Notes due 2019 and its $175 million of 7.625% Senior Debentures due 2026.  DGI assigned its right to receive payments under the undertaking to DH in exchange for a promissory note in the amount of $1.25 billion that matures in 2027.  As a condition to Dynegy’s consent to this assignment, the undertaking was amended and restated to be between DH and Dynegy and to provide for the reduction of Dynegy’s obligations if the outstanding principal amount of any Old Notes is decreased as a result of any exchange offer (including the Exchange Offers), tender offer or other purchase or repayment by Dynegy or its subsidiaries (other than DH and its subsidiaries, unless Dynegy guarantees the debt securities of DH or such subsidiary in connection with such exchange offer, tender offer or other purchase or repayment); provided, that such principal amount is retired, cancelled or otherwise forgiven.  However, the undertaking does not provide any rights or obligations with respect to any outstanding Old Notes, including the notes and debentures due in 2019 and 2026.

The consummation of the Exchange Offer for a particular series of Old Notes will significantly reduce the float of that series of Old Notes and will have an adverse effect on the liquidity of any non-tendered Old Notes of that series.

Upon consummation of the Exchange Offer for a particular series of Old Notes, the aggregate principal amount of outstanding Old Notes of that series will be significantly reduced, with the amounts of Old Notes at a higher acceptance priority level likely to be reduced by the largest amount.  A reduction in the outstanding amount of a series of Old Notes will likely adversely affect the liquidity of the non-tendered Old Notes of that series. A series of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than a comparable series of securities with a greater float. A reduced float may also make the trading prices of Old Notes that are not exchanged more volatile. In addition, after the consummation of the Exchange Offer for a particular series of Old Notes, a much smaller principal amount of Old Notes will control decisions with respect to the Old Notes of that series than as is currently the case, including decisions with respect to amendments, waivers and requests to accelerate, among others.

We cannot assure holders of Old Notes that ratings for the Old Notes will be maintained, which could adversely affect the market price of the Old Notes.

We cannot assure holders of Old Notes that any rating agency will continue to rate the Old Notes. In addition, we cannot assure holders of Old Notes that as a result of the Exchange Offers or otherwise, one or more rating agencies, including S&P or Moody’s, would not take action to downgrade or negatively comment upon their respective ratings on the Old Notes. The failure of the rating agencies to continue to rate the Old Notes or any downgrade or negative comment would likely adversely affect the market price of the Old Notes.

There are no audited financial statements or quarterly unaudited financial statements for Coal Holdco and its subsidiaries.  Further, the pro forma financial information with respect to CoalCo incorporated by reference herein has not been audited or reviewed by DH’s independent auditors and are not necessarily indicative of operating results or financial position for the dates and periods presented, nor are they necessarily indicative of future operating results or financial position.

The financial information incorporated by reference in the Offering Circular is primarily in respect of Dynegy and DH.  There are no audited financial statements or quarterly unaudited financial statements for Coal Holdco and its subsidiaries.  The pro forma financial information with respect to CoalCo included in DH’s Current Report on Form 8-K filed on September 8, 2011, was prepared by DH and has not been audited or reviewed by DH’s independent auditors.  The unaudited pro forma condensed consolidated financial statements do not include the effects of the New Credit Facilities or the repurchase by Sithe pursuant to its tender offer and consent solicitation of approximately $191 million of its 9% Secured Bonds due 2013 and are therefore not necessarily indicative of operating results or financial position for the dates and periods presented, nor are they necessarily indicative of future operating results or financial position.  In addition, in conjunction with our August 2011 reorganization, we have reevaluated our reportable segments and, commencing with the quarter ending September 30, 2011, expect to report our results in the following new segments: Gas, Coal and Other.  Accordingly, we will recast all items reported on a segment basis for all periods presented concurrent with the filing of our quarterly report on Form 10-Q for the quarter ending September 30, 2011, and there can be no assurance that the results for our Coal segment in that quarterly report will not differ from the unaudited condensed consolidated pro forma financial information discussed above.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future.  The terms of the indenture governing the New Notes offered hereby, the agreements governing the New Credit Facilities and the agreements governing other existing indebtedness will not or do not fully prohibit us or our subsidiaries from doing so. Any such indebtedness may reduce the cash flow available to make principal and interest payments on the New Notes, and an exercise by the holder of such indebtedness of their liens may result in Dynegy losing the benefit of the assets secured by such liens, including all of Dynegy’s indirect interests in CoalCo and GasCo. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Restrictive covenants may adversely affect our operations.

The New Credit Facilities contain and the indenture governing the New Notes will contain various covenants that limit our ability to, among other things:

•                  incur or guarantee additional indebtedness or issue preferred stock;

•                  pay dividends or make other distributions;

•                  make certain investments;

•                  enter into agreements that restrict dividends or other payments to us from our restricted subsidiaries;

•                  create liens;

•                  sell assets, including capital stock of subsidiaries;

•                  engage in transactions with affiliates; and

•                  merge or consolidate with other companies or sell substantially all of our assets.

We conduct virtually all of our operations through our subsidiaries and may be limited in our ability to access funds from these subsidiaries to service our debt.

We conduct virtually all of our operations through our subsidiaries and, therefore, depend upon dividends and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations.  The ability of our subsidiaries to make distributions or pay dividends will depend on their operating results.  In addition, the ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws, potentially adverse tax consequences and the terms and covenants of any future outstanding indebtedness, contract or agreements of our subsidiaries, including the GasCo Term Loan Facility and the CoalCo Term Loan Facility, which limit distributions to $135,000,000 and $90,000,000 per year, respectively.  If we are unable to access the cash flow of our subsidiaries, we may have difficulty meeting our debt obligations, including the New Notes.

Certain parties may seek to challenge some or all of our recent transactions, including certain elements of the Exchange Offers.

On July 21, 2011, certain holders of obligations with potential recourse rights to DH initiated legal proceedings seeking to enjoin the previously disclosed internal restructuring of DH’s subsidiaries and the refinancing of DH’s prior first lien credit facility. The lawsuits, Libertyview Credit Opportunities Fund, L.P. et al v. Dynegy Holdings, Inc., (Index No. 651998/11) in the Supreme Court of the State of New York and Roseton OL, LLC and Danskammer OL, LLC v. Dynegy Holdings, Inc., (C.A. No. 6689-VCP) in the Court of Chancery of the State of Delaware, contained allegations that certain aspects of the then-proposed reorganization of DH’s subsidiaries, if consummated, would (1) breach certain provisions of guarantees issued by DH in connection with two sale leaseback transactions in which two of DH’s subsidiaries leased certain power-generating facilities located in Newburgh, New York, and (2) constitute avoidable fraudulent transfers. The actions sought to enjoin the reorganization in order to prevent the purported irreparable harm that would result if it was permitted to proceed.  The New York action was stayed.  In the Delaware action, the request injunctive relief was denied based on, among other things, the court’s determination that the plaintiffs had failed to establish a likelihood of success on the merits.  The Delaware action was subsequently withdrawn, and the New York action was dismissed by the court on August 18, 2011.  Although the foregoing actions were unsuccessful, there is no guarantee that similar claims will not be asserted again with respect to those or other transactions effected by Dynegy and/or its subsidiaries, including Dynegy’s recent acquisition of the direct ownership of Coal Holdco.  Similar actions or claims may also be asserted with respect to the Exchange Offers.  It is possible that our creditors and/or other parties may seek to assert a variety of claims against Dynegy, its subsidiaries, the members of Dynegy’s Board of Directors, and others, challenging some or all of the transactions, including, claims under state or federal law for, among other things, breach of contract, fraudulent transfer or preference, or otherwise alleging that various aspects of the transactions were improper.

In the event such litigation is not decided in our favor, a court might grant relief that adversely affects us and/or the Holders of the New Notes, including, without limitation, (i) requiring such Holders to disgorge some or all of the cash payments received pursuant to the Exchange Offers, (ii) invalidating the pledge of the equity interest in Coal Holdco that was granted as security for the New Notes or any future grants of collateral (e.g., stock splits and dividends), (iii) transferring the Coal Holdco equity interest to DGI (with the direct and indirect subsidiaries of Coal Holdco becoming direct and indirect subsidiaries of DGI), and/or (iv) restoring the Holders of the New Notes to their position as holders of the Old Notes by, among other things, cancelling their New Notes.

We can provide no assurance that challenges to these transactions, including the Exchange Offers, will not be made.  In the event one or more actions or claims are asserted, although we intend to vigorously defend and believe we have meritorious defenses against any such actions or claims, no assurance can be provided that any such litigation would be resolved in our favor.